Exhibit 99.1

FOR IMMEDIATE RELEASE

ABM Industries Names New Independent Director

Sudhakar Kesavan, Chairman and Chief Executive Officer of

ICF International, to Join ABM Board

NEW YORK, NY — Aug. 7, 2012 — ABM (NYSE: ABM), announced today that its board of directors elected Sudhakar Kesavan, chairman and chief executive officer of ICF International (NASDAQ:ICFI), as an independent director. Mr. Kesavan also is a board member emeritus of the Rainforest Alliance, a not-for-profit organization committed to protecting ecosystems, and the vice chairman of the Northern Virginia Technology Council, the largest technology council in the United States. ABM Industries is a leading provider of integrated facility solutions.

“Sudhakar’s proven leadership skills and deep and broad knowledge gained at ICF International will be a significant asset to the ABM board,” said Henrik Slipsager, president and chief executive officer of ABM Industries Incorporated. “Under Sudhakar’s leadership, ICF has grown organically and through acquisitions, working with domestic and international clients in a number of industries, including government, energy, health, technology and other areas. We look forward to leveraging his technical expertise and extensive experience in these markets.” Kesavan received his master of science degree from the Technology and Policy Program at the Massachusetts Institute of Technology (MIT), his postgraduate diploma in management from the Indian Institute of Management, Ahmedabad, and his bachelor of technology degree (chemical engineering) from the Indian Institute of Technology, Kanpur. Kesavan is also an active supporter of IIMPACT, a nonprofit focused on primary education of girls from rural areas of India.

“Sudhakar brings a wealth of knowledge and experience to our board,” said Maryellen Herringer, chairman of the board of directors, ABM Industries Incorporated. “He is a highly respected, successful executive who will play a valuable role in helping to advance ABM’s businesses.”

ABOUT ABM

ABM (NYSE:ABM) is a leading provider of integrated facility solutions. Thousands of commercial, industrial, government and retail clients outsource their non-core functions to ABM for consistent quality service that meets their specialized facility needs. ABM’s comprehensive capabilities include expansive facility services, energy solutions, commercial cleaning, maintenance and repair, HVAC, electrical, landscaping, parking and security, provided through stand-alone or integrated solutions. With more than $4 billion in revenues and 100,000 employees deployed throughout the United States and various international locations, ABM delivers custom facility solutions to meet the unique client requirements of multiple industries –- ranging from healthcare, government and education to high-tech, aviation and manufacturing. ABM leverages its breadth of services, deep industry expertise and technology-enabled workforce to preserve and build value for clients’ physical assets. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

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Contact

Media: Chas Strong 770.953.5072 chas.strong@abm.com	Investors & Analysts:	David Farwell 212.297.9792 dfarwell@abm.com